FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES NAMES MARCUS VICE PRESIDENT, CHIEF FINANCIAL OFFICER

ABILENE, Kan. (March 24, 2006) -- Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK), has named Michael S. Marcus as Vice President, Chief Financial Officer. Marcus, a native of Junction City, Kan., has been with the Company since 2004, serving as Financial Planning Manager. He has 17 years experience in the retail industry, most recently serving as Vice President and CFO for Weiner’s Stores, Inc., in Houston.

Reporting to President and Chief Executive Officer Bruce Dale, Marcus will be responsible for all finance and accounting functions for the Company. “I am pleased to be able to promote Mike to this position,” said Dale. “Mike’s extensive retailing experience makes him a great addition to our leadership team as we continue to transform and grow our business.”

Marcus replaces David W. Mills, who had announced in December that he would be leaving the Company to devote full time to his farming interests.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 253 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Mike Marcus

Vice President and Chief Financial Officer

785-263-3350 x164

e-mail: mmarcus@duckwall.com

website: www.alcostores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com